Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders

Linn Energy, LLC:

We consent to the use of our report dated February 21, 2013, with respect to the consolidated balance sheets of Linn Energy, LLC and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, unitholders’ capital and cash flows for each of the years in the three-year period ended December 31, 2012, included herein, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

Houston, Texas

March 22, 2013